EXHIBIT 99.4

                            DEBT CONVERSION AGREEMENT

This Debt Conversion Agreement ("Agreement") is dated January 22, 2005 by and between Electronic Sensor Technology, L.P., a California limited partnership (the "Company"), and the undersigned party on the signature page as a "Lender" ("Lender"). This Agreement relates to all loans, promissory notes, advances and other debt of the Company owed to Lender, included all accrued interest ("EST Debt").

                                    RECITALS

WHEREAS, Company intends to be acquired ("Acquisition") by Bluestone Ventures, Inc., a Nevada corporation whose common stock is publicly-traded on the Over-The-Counter Bulletin Board ("Acquirer"), and to close a subsequent equity financing transaction to provide capital resources that will facilitate the Company's R&D, product commercialization, and manufacturing efforts and will provide liquidity to the Company's equity holders;

WHEREAS, Acquirer has conditioned the Acquisition and Financing upon the conversion of Lender's and certain other Company debt into Acquirer common stock and warrants;

WHEREAS, Lender believes that the Acquisition and Financing will provide significant indirect benefits to the Lender by improving the prospects for the Company's business and providing greater liquidity of the equity securities underlying Lender's options.

                                    AGREEMENT

NOW THEREFORE, Lender and the Company do hereby agree as follows:

     1. Debt Amount. Lender and the Company agree that the aggregate amount of the EST Debt is set forth on the signature page.

     2. Debt Conversion. As of this date, all EST Debt shall be converted into the right to receive Acquirer equity securities. Lender shall have the right to receive one "Unit" of Acquirer equity securities for every two dollars of EST Debt held by Lender. A "Unit" of Acquirer equity securities shall equal two shares of Acquirer common stock and a warrant to purchase one share of Acquirer common stock at $1.00 per share but may only be exercisable if the public trading price is at least $1.50. Following such conversion the Company shall have no liability to the Lender for any monetary payment, including without limitation any loan, promissory note or advance. In addition, the EST Debt shall then have no further force or effect and the Lender shall no longer have any right to receive any payment from the Company as a result of the EST Debt. Under this Agreement, the Lender shall have no other rights or remedies other than the right to acquire that number of "Units" of Acquirer determined in accordance with the amount of EST Debt that Lender holds.
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     3.   Miscellaneous. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall be governed by California law without regard to conflict of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Debt Conversion Agreement as of the day and year first written above.

LENDER                                     ELECTRONIC SENSOR TECHNOLOGY, L.P., a
                                           California limited partnership

(If Lender is an individual):              By:  AMERASIA TECHNOLOGY, INC.,
                                           Its: General Partner

Lender Name:
            ----------------------------

                                           By: /s/ Teong Lim
----------------------------------------       ---------------------------------
(sign here)                                    Teong Lim, President


Date:                                      Date: Jan. 22, 2005
     -----------------------------------


----------------------------------------
(If Lender is an entity, such as a
corporation, partnership or LLC)


Lender Name: Amerasia Technology, Inc.

By:    /s/ Francis Chang
Name:  Francis Chang
Title: Vice President


Date:  Jan. 22, 2005

AGGREGATE EST DEBT
HELD BY LENDER:  $952,577.00

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